Prospectus supplement To prospectus dated October 10, 2006	Registration Statement No. 333-137902 dated October 10, 2006 Rule 424(b)(3)

Deutsche Bank AG

Warrants

We, Deutsche Bank AG, may offer and sell our warrants at one or more times. The specific terms of any warrants that we offer will be included in a term sheet, pricing supplement and/or product supplement, as the case may be. We refer to such term sheets, pricing supplements and product supplements generally as pricing supplements.

Investing in the warrants involves risks not associated with an investment in conventional securities. You could lose your entire investment. See “ Risk Factors” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this prospectus supplement, the accompanying prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus supplement is November 15, 2007

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the heading “Description of Warrants” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the warrants, including any changes to the terms specified below. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned to them in the accompanying prospectus and the relevant pricing supplement.

General

We may from time to time offer and sell warrants (the “warrants”) linked to (i) securities issued by Deutsche Bank AG (the “Bank”) or by an entity affiliated or not affiliated with the Bank, (ii) one or more currencies, (iii) one or more commodities, (iv) one or more interest rates, (v) any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance or (vi) one or more baskets or indices of the items described in clauses (i), (ii), (iii), (iv), and (v) or any combination of the above (we refer to the property described in clauses (i), (ii), (iii), (iv), (v) and (vi) as the “warrant property”).

The warrants are unsecured contractual obligations of the Bank and will rank pari passu with the Bank’s other unsecured contractual obligations and with the Bank’s unsecured and unsubordinated debt.

The specific terms of the warrants will be described in the relevant pricing supplement. The terms described in that document supplement those described herein and in the accompanying prospectus. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus, the terms described in the relevant pricing supplement will control. The relevant pricing supplement will specify, among other things, the following:

•	the money payable or receivable or the specific property purchasable or salable upon exercise of the warrants and the amount thereof (or the method for determining the same);

•	the price at which the warrants will be issued and, if other than U.S. dollars, the coin or currency or composite currency in which such issue price will be payable;

•

whether the warrants are warrants to purchase (including warrants that may be settled by means of net cash settlement or cashless exercise) (“call warrants”) or warrants to sell (including warrants that may be settled by means of net cash settlement or cashless exercise) (“put warrants”) the warrant property;

•

the price at which and, if other than U.S. dollars, the coin or currency or composite currency with which the warrant property may be purchased or sold upon exercise of the warrants (or the method for determining the same);

•

the period or periods within which, the price or prices at which and the terms and conditions upon which the warrants may be redeemed, in whole or in part, at our option and the manner in which any election by us to redeem the warrants will be evidenced;

•

whether the exercise price for the warrants may be paid in cash or by the exchange of the warrants or any other security or other property, or any combination thereof, and the method of exercise of the warrants;

•	whether the exercise of the warrants is to be settled in cash or by delivery of the warrant property or both, or otherwise;

•

the terms by which (A) in the case of call warrants, all funds in payment for the exercise of warrants will be delivered to the Bank and the Bank will deliver the warrant property or (B) in the case of put warrants, the warrant property shall be delivered to the Bank in exchange for the funds delivered by the Bank;

•

the date on which the right to exercise the warrants will commence and the date (the “expiration date”) on which such right shall expire or, if the warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable;

•

whether the warrant certificates evidencing any registered warrants or bearer warrants will be issued in global form (“global warrant certificates”) or definitive form (“definitive warrant certificates”), and whether and on what terms (if different from those set forth herein) warrant certificates in one form may be converted into or exchanged for warrant certificates in the other form;

•

whether the warrants will be issued separately or together as a unit (a “unit”) with one or more other securities of the Bank or any other person and, if the warrants are to be issued as components of units, whether and on what terms the warrants may be separated from the other components of such units prior to the expiration date of such warrants; and

•	any other terms of the warrants.

Significant Provisions of the Warrant Agreement

The warrants will be issued pursuant to a warrant agreement (the “Warrant Agreement”), dated as of November 15, 2007, between us and Deutsche Bank Trust Company Americas, as warrant agent. The following summaries of significant provisions of the Warrant Agreement and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the Warrant Agreement for a full description and for other information regarding the warrants. The Warrant Agreement will be available from the warrant agent by contacting its office (the “Warrant Agent’s Office”), which is currently located at the address indicated below under the heading “Warrant Agent,” during the warrant agent’s normal business hours.

Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

•	cure any ambiguity;

•	cure, correct or supplement any defective or inconsistent provision;

•	establish the form or terms of warrant certificates or warrants of any series as permitted by the Warrant Agreement;

•	evidence and provide for the acceptance of appointment and administration of the Warrant Agreement by a successor or additional warrant agent; or

•	amend the terms in any other manner which we may deem necessary or desirable and which will not materially and adversely affect the interests of the affected holders.

Modifications with Consent of Warrantholders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the Warrant Agreement. However, we and the warrant agent may not, without the consent of each affected warrantholder:

•	change the exercise price of the warrants;

•

reduce the amount receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

•	shorten the period of time during which the warrants may be exercised;

•	materially and adversely affect the rights of the affected holders of the warrants; or

•	reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the Warrant Agreement.

Merger, Consolidation, Sale or Other Disposition. If at any time there will be a merger or consolidation by us or a transfer of substantially all of our assets, the successor or assuming corporation will succeed to and assume all of our obligations under the Warrant Agreement and the warrants. We will then be relieved of any further obligation under the Warrant Agreement and the warrants issued under the Warrant Agreements.

Enforceability of Rights of Warrantholders. The warrant agent will act solely as our agent in connection with the warrant and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in the warrants or pursuant to the Warrant Agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of any warrant property that may be purchased upon exercise of the warrants, including, without limitation, the right to receive any payments on such warrant property or to enforce any of the covenants or rights related to such warrant property.

Registration and Transfer of Warrants. Subject to the terms of the Warrant Agreement, warrants in definitive form may be presented for exchange and for registration of transfer, at the Warrant Agent’s Office, or at any other office indicated in the relevant pricing supplement, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the Warrant Agreement. The transfer or exchange will be effected only if the warrant agent is satisfied with the documents of title and identity of the person making the request.

Listing

The warrants will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrant certificates, representing the aggregate number or notional amount of the warrants, will be issued and will be deposited with DTC.

What Is the Depositary? The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. The Depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary’s book-entry system is also available to others, including both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Beneficial Ownership Interests and the Depositary’s Book-Entry System. Purchases of the warrants under the Depositary’s system must be made by or through its direct participants, which will receive a credit for the warrants on the Depositary’s records. The ownership interest of each actual purchaser of each warrant (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the warrants are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in warrants, except in the event that use of the book-entry system for the warrants is discontinued.

To facilitate subsequent transfers, all warrants deposited with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co., or such other name as may be requested by the Depositary. The deposit of warrants with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the warrants; the Depositary’s records reflect only the identity of the direct participants to whose accounts the warrants are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and Communications. Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Voting. Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the warrants unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the warrants are credited on the record date.

Payments. Redemption proceeds, distributions, and other payments on the warrants will be made to Cede & Co. or such other nominee as may be requested by the Depositary. The Depositary’s practice is to credit direct participants’ accounts upon the Depositary’s receipt of funds or other property and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payments of redemption proceeds, distributions, and other payments to Cede & Co. or such other nominee as may be requested by the Depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Discontinuance of the Depositary. The Depositary may discontinue providing its services as depositary with respect to the warrants at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. See “Forms of Securities—Global Securities” in the prospectus.

We may decide to discontinue use of the system of book-entry transfers through the Depositary or any successor depositary. In that event, security certificates will be printed and delivered. See “Forms of Securities—Global Securities” in the prospectus.

According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The information in this section concerning the Depositary and its book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time.

Warrant Agent

Deutsche Bank Trust Company Americas (“DBTCA”) or one of its affiliates will act as warrant agent for the warrants. Payment of amounts due on the warrants will be payable and the transfer of the warrants will be registrable at the Warrant Agent’s Office, which is currently located at 60 Wall Street, 27th Floor, Mail Stop: NYC60-2710, New York, NY 10005.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants and the Warrant Agreement will be governed by and interpreted in accordance with the laws of the State of New York.

RISK FACTORS

Your investment in the warrants entails risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus and the relevant pricing supplement, before you decide that an investment in the warrants is suitable for you.

The warrants are a risky investment and may expire worthless.

Warrants are highly speculative and highly leveraged and do not guarantee any return of you initial investment. The warrants could expire worthless and you could lose the entire amount of your initial investment.

The warrants are suitable only for investors with options-approved accounts.

You will not be able to purchase the warrants unless you have an options-approved brokerage account. Warrants are not suitable for any investors who cannot sustain a total loss of their investment. You should be prepared to sustain a total loss of the purchase price of your warrants.

The warrants will be automatically exercised on the expiration date.

Unless otherwise specified in the relevant pricing supplement, the warrants will be automatically exercised on the expiration date and neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not benefit from any change in the value of the warrant property as measured at any point in time prior to the expiration date. Further, unless otherwise specified in the relevant pricing supplement, you will not have a choice as to whether the warrants will be automatically exercised on the expiration date and you will not have the option to cancel your investment or otherwise seek a return of the purchase price.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the warrants will not be listed on a securities exchange. There may be little or no secondary market for the warrants. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your warrants easily or at a price advantageous to you.

The Bank and its affiliates or other agents may act as market makers for the warrants but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the warrants, the price at which you may be able to sell your warrants to us or our affiliates or other agents is likely to depend on the price, if any, at which we or our affiliates or other agents are willing to buy the warrants. If at any time we or our affiliates or other agents do not act as market makers, it is likely that there would be little or no secondary market for the warrants.

The warrants are not designed to be short-term trading instruments.

The price at which you will be able to sell your warrants to us or our affiliates or other agents prior to expiration, if at all, may be at a substantial discount from the issue price of the warrants. The potential returns described in the relevant pricing supplement assume that your warrants, which are not designed to be short-term trading instruments, are held to the expiration date.

Any return on the warrants will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect any warrant property that is traded in currencies other than the U.S. dollar.

Unless otherwise specified in the relevant pricing supplement, although the warrant property may be traded in, or the relevant price thereof may be expressed or quoted in, currencies other than U.S. dollars, the warrants are denominated in U.S. dollars, and the amount payable on the warrants upon expiration will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the warrant property is denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the warrant property.

The warrants may be subject to currency exchange risk.

Because the relevant price of the warrant property may be expressed or quoted in U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the warrant property, holders of the warrants will be exposed to currency exchange rate risk with respect to the currency in which the warrant property is denominated. An investor’s net exposure will depend on the extent to which such currency strengthens or weakens against the U.S. dollar or such other currency. The value of the warrant property may be adversely affected by movements in currency exchange rates and the payment, if any, upon expiration of the warrants may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

Prior to expiration, the value of the warrants will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the warrants. We expect that, generally, the relevant price of the warrant property on any day will affect the value of the warrants more than any other single factor. However, you should not expect the value of the warrants in the secondary market to vary in proportion to changes in the relevant price of the warrant property. The value of the warrants will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the relevant price of the warrant property;

•	the time to expiration of the warrants;

•	interest and yield rates in the market generally and in the markets relevant to the warrant property;

•	economic, financial, political, regulatory or judicial events that affect the warrant property, the markets relevant to the warrant property or the markets generally;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the warrant property;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

Your warrants could expire worthless and you could lose all of your investment.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates is likely to adversely affect the value of the warrants prior to expiration.

The original issue price of the warrants includes each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which we or our affiliates will be willing to purchase warrants from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by us or our affiliates as a result of such compensation or other transaction costs.

You will not have voting rights or rights to receive dividends or other distributions.

As a holder of the warrants, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the warrant property may have.

We or our affiliates may have economic interests adverse to those of the holders of the warrants.

We or our affiliates may trade the warrant property or components underlying the warrant property and other financial instruments related to the warrant property and its components on a regular basis, for our or their accounts and for other accounts under our or their management. We and our affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the warrant property. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the warrants. Any of these trading activities could potentially affect the relevant price of the warrant property and, accordingly, could affect the value of the warrants and the amount payable to you upon expiration of the warrants.

We may have hedged our obligations under the warrants directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. It is possible that the Bank or its affiliates could receive substantial returns from these hedging activities while the market value of the warrants declines.

Deutsche Bank AG, London Branch will act as the calculation agent. In performing its duties as the calculation agent, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the warrants, which may affect your return on the warrants, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing warrant property and calculating the amount that we are required to pay you upon expiration of the warrants. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the warrants, it is possible that the expiration date and other relevant dates will be postponed, and your return will be adversely affected.

Holdings of the warrants by our affiliates and future sales may affect the price of the warrants.

Certain of our affiliates may purchase some of the warrants for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the warrants held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the warrants may fall. The negative effect of such sales on the prices of the warrants could be more pronounced if secondary trading in the warrants is limited or illiquid.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the warrants. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the warrants by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the warrants. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the warrants and the related lending transactions, provided that neither the issuer of the warrants nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Accordingly, unless otherwise provided in the applicable pricing supplement, the warrants may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the service provider exemption or there is some other basis on which the purchase and holding of the warrants is not prohibited. Each purchaser or holder of the warrants or any interest therein will be deemed to have represented by its purchase of the warrants that (a) its purchase and holding of the warrants is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the warrants will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in

Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the warrants shall be deemed to represent by its acquisition of a warrant that its acquisition and holding is not prohibited under applicable Similar Laws.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the warrants on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under such laws.

Each purchaser and holder of the warrants has exclusive responsibility for ensuring that its purchase and holding of the warrants does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any warrants to any Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION

We are offering the warrants on a continuing basis through Deutsche Bank Securities Inc. (“DBSI”) and DBTCA (to the extent either or both of them is named in the applicable pricing supplement), which we refer to individually as an “agent” and together as the “agents.” In addition, we may offer the Warrants through certain other agents to be named in the applicable pricing supplement. Any offering through DBSI and DBTCA will be conducted separately pursuant to separate distribution agreements. DBSI and DBTCA will not join together in any syndicate or group for the purpose of selling the securities to investors, and will not grant or receive any selling concessions, discounts or other allowances to or from each other with respect to the distribution of the securities. DBTCA is not a member of the Financial Industry Regulatory Authority (“FINRA”) and, accordingly, is not subject to FINRA’s rules or supervisory authority. DBSI is a FINRA member and is subject to FINRA’s rules and supervision.

The agents will act on either a reasonable efforts or firm commitment basis to solicit offers to purchase the warrants. Unless otherwise indicated in the applicable pricing supplement, agents will act on a reasonable efforts basis. We will have the sole right to accept offers to purchase the warrants and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase warrants. We will pay an agent, in connection with sales of the warrants resulting from a solicitation that agent made or an offer to purchase the agent received, a commission set forth in the applicable pricing supplement.

We may also sell the warrants to an agent (other than DBTCA) as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions as disclosed in the applicable pricing supplement. That agent may resell the warrants to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement.

An agent may offer the warrants it has purchased as principal to other dealers. That agent may sell the warrants to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of warrants that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

To the extent the total aggregate principal amount of warrants offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these warrants on a national securities exchange, but have been advised by DBSI that it may make a market in the warrants, as applicable laws and regulations permit. DBSI is not obligated to do so, however, and it may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the warrants.

DBSI and DBTCA are wholly owned indirect subsidiaries of the Bank. Because DBSI is an affiliate of the Bank, any distribution by DBSI of the warrants offered hereby will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules of FINRA regarding a FINRA member firm’s distributing the securities of an affiliate. Among other things, Rule 2720 requires that the initial public offering price of the warrants be no higher than that recommended by a “qualified independent underwriter,” who must participate in the preparation of the relevant pricing supplement and who must exercise the usual standards of “due diligence” with respect thereto. Following the initial distribution of the warrants, each agent may offer and sell the warrants in the course of its business as a broker-dealer. An agent (other than DBTCA, which would only act as an agent) may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. No agent is obligated to make a market in any of the warrants and any agent that does make a market may discontinue doing so at any time without notice.

In order to facilitate the offering of the warrants, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants or any other securities the prices of which may be used to determine payments on the warrants. Specifically, the agents may sell more warrants than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of warrants available for purchase by the agents under any overallotment option. The agents can close out a covered short sale by exercising the overallotment option or purchasing the warrants in the open market. In determining the source of warrants to close out a covered short sale, the agents will consider, among other things, the open market price of the warrants compared to the price available under the overallotment option. The agents may also sell the warrants or any other warrants in excess of the overallotment option, creating a naked short position. The agents must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, the warrants or any other securities in the open market to stabilize the price of the warrants or of any other securities. Finally, in any offering of the warrants through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the warrants in the offering, if the syndicate repurchases previously distributed warrants to cover syndicate short positions or to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. The agents are not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of any warrants through the agents, we may issue other warrants under the Warrant Agreement referred to in this prospectus supplement.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of the warrants will be passed upon for the Bank by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters with respect to German law will be passed upon for the Bank by Group Legal Services of the Bank. Davis Polk & Wardwell will pass upon certain legal matters with respect to United States and New York law with respect to the validity of the warrants for any underwriters, dealers or selling agents. Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell have in the past represented the Bank and its affiliates and continue to represent the Bank and its affiliates on a regular basis and in a variety of matters.